Exhibit 3.3

CERTIFICATE OF INCREASE

OF AUTHORIZED NUMBER OF SHARES OF

TANDEM PREFERRED STOCK OF

EXELA TECHNOLOGIES, INC.

(Pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

EXELA TECHNOLOGIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

That the Second Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on January 25, 2021 and a Certificate of the Designations, Preferences, Right and Limitations of Tandem Preferred Stock (“Tandem Preferred Stock”), was filed in said office of the Secretary of State on March 10, 2022.

That the Board of Directors of the Corporation duly adopted a resolution authorizing and directing an increase in the authorized number of shares of Tandem Preferred Stock of the Corporation, from 5,000,000 shares to 8,600,000 shares, all in accordance with the provisions of Section 151 of The General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, EXELA TECHNOLOGIES, INC. has caused this certificate to be signed by its authorized officer this 25th day of July, 2022.

EXELA TECHNOLOGIES, INC.

By:	/s/ Erik Mengwall
Name: Erik Mengwall
Title: Secretary

[Signature Page for Tandem Preferred Increase]